SegoeUI-ItalicPolicy PIMCO’ Code of Ethics sets out standards of conduct to help you avoid potential conflicts of interest that may arise from your personal securities transactions and outside business activities. All employees must read and understand the Code. Effective Date: May 2009Last Revision: July 2025

TABLE OF CONTENTS

I.	PIMCO Code of Ethics Overview		3

	A.	What are the Objectives of the Code?	3

	B.	Who is Subject to the Code?	3

	C.	What are the Basic Requirements under the Code?	3

	D.	What are the Consequences for Violations of this Code?	3

	E.	Duty to Report Violations	3

	F.	Right to communicate Directly with Governmental, Regulatory or Self-Regulatory Bodies	3

II.	Rules for all Employees		4

	A.	What is Required?	4

	B.	What is Prohibited?	6

III.	Additional Requirements for Applicable Portfolio Persons		7

	A.	All Portfolio Persons	7

	B.	Real Estate Portfolio Person Obligations	7

	C.	Cryptocurrency Portfolio Person Obligations	8

IV.	Additional Requirements for Reporting Persons Under Section 16		9

V.	Code Administration		9

	A.	Authority to Grant Waivers of the Requirements of the Code	9

	B.	Non-Employee Personnel	9

	C.	Annual Report to Boards of Funds that PIMCO Advises or Sub-Advises	9

	D.	Maintenance of Records	9

Appendix I - Pre-clearance, Reporting, and 30 Calendar Day Rule Requirements and Exclusions by Asset Type			10

Appendix II - Options Trading: Pre-Clearance and 30 Calendar Day Rule			12

GLOSSARY			13

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I.	PIMCO CODE OF ETHICS OVERVIEW

A.	What are the Objectives of the Code?

This Code of Ethics (“Code”) establishes standards of conduct to help Employees avoid potential conflicts that may arise from their Personal Securities Transactions and outside business activities.1

Pacific Investment Management Company LLC (“PIMCO”) is committed to fostering a culture of honesty and high ethical standards. This Code is designed to assist Employees in adhering to the high ethical standards that PIMCO follows in conducting its business. The following general fiduciary principles must govern your activities:

•	You have a duty to place the interests of clients first.

•	You must disclose, avoid, or mitigate any actual or potential conflict of interest.

•	You must not take inappropriate advantage of your position at PIMCO.

•	You must comply with associated PIMCO policies and procedures and applicable Securities and Commodities Laws.

B.	Who is Subject to the Code?

The Code applies to PIMCO’s directors, officers and employees (each, an “Employee” and collectively, “Employees”).2 The Code also applies to certain non-Employee personnel, as referenced in Section V.B., and certain activities of an Employee’s Immediate Family Members.

C.	What are the Basic Requirements under the Code?

•	Acknowledging receipt of the Code and ongoing compliance with the Code

•	Reporting Personal Securities Accounts and holdings

•	Maintaining Personal Securities Accounts at Approved Brokers[3]

•	Pre-clearing and obtaining approval for Personal Securities Transactions

•	Disclosing Personal Securities Transactions

•	Obtaining approval of activities outside of PIMCO

D.	What are the Consequences for Violations of this Code?

Violations of the Code may be subject to remedial actions, pursuant to the Compliance Policy Violations Remedial Guide, which may include termination of employment or any other sanction or remedial action required or permitted by law or regulation.

E.	Duty to Report Violations

Employees must promptly report any known violations of this Code, whether their own or another Employee’s. Reports concerning another Employee’s violations may be made anonymously and confidentially to a Compliance Officer in accordance with the Policy for Reporting Suspicious Activities and Concerns.

F.	Right to communicate Directly with Governmental, Regulatory or Self-Regulatory Bodies

This Code will not be interpreted or applied in any manner that would violate any Employee’s legal rights as an employee under applicable law. For example, nothing in this Code or its Appendices attached hereto prohibits or in any way restricts any Employee from reporting possible violations of law or regulation to, otherwise communicating directly with, cooperating with or providing information to any governmental or regulatory body or any self-regulatory organization or making other disclosures that are protected under applicable law or regulations of the Securities and Exchange Commission or any other governmental or regulatory body or self-regulatory organization. An Employee does not need prior PIMCO authorization before taking any such action and an Employee is not required to inform PIMCO if he or she chooses to take such action.

*  *  *

The Code includes additional requirements that may restrict your personal securities transactions or other activities in addition to

[1]	All capitalized terms have the meaning set forth in the Glossary unless otherwise specified herein.
[2]

Employees of PIMCO-named subsidiaries and affiliates are subject to this Code unless their local employer has its own code of ethics to which they are subject. A Compliance Officer, in consultation with the Global Chief Compliance Officer, may determine that certain requirements under the Code are inapplicable for Employees who are on formal leave of absence or garden leave.

[3]	This is required of Employees of Applicable PIMCO Companies. Reference the PIMCO Approved Brokers list on PIMCO’s intranet for the list of Applicable PIMCO Companies.

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those summarized above. Please review the entire Code. If you have any questions, please ask your local Compliance Officer.

II.	RULES FOR ALL EMPLOYEES

A.	What is Required?
1.	Acknowledging Receipt of the Code and Ongoing Compliance with the Code

PIMCO will provide Employees with a copy of this Code and any amendments. Employees are required to periodically certify their receipt of this Code and any amendments, as well as their ongoing compliance with this Code. Required certifications must be completed within the specified deadline, unless otherwise approved by a Compliance Officer.

2.	Reporting Personal Securities Transactions and Holdings

Employees must report each of their own and their Immediate Family Member’s Personal Securities Accounts4 and promptly update information regarding these accounts in the event of changes.

Within 10 calendar days of hire or otherwise becoming subject to the Code, Employees must submit via the personal trading system (accessible through the PIMCO Intranet) an initial report of Personal Securities Accounts and all reportable holdings in Financial Instruments and Private Placements, unless subject to an exclusion in Appendix I.

Employees are required to certify on a quarterly basis within 30 calendar days following quarter end that they have reported their own and their Immediate Family Members’ Personal Securities Accounts to Compliance.

3.	Maintaining Personal Securities Accounts at Approved Brokers

Employees of Applicable PIMCO Companies5 and their Immediate Family Members must maintain their Personal Securities Accounts with an Approved Broker, unless an exemption is granted by a Compliance Officer.

4.	Pre-Clearing and Obtaining Approval for Personal Securities Transactions

a.	General Pre-Clearance and Approval Requirement

Employees must pre-clear and receive prior approval for their own and their Immediate Family Members’ Personal Securities Transactions, including Initial Public Offerings and Private Placements, unless the transaction is subject to an exclusion in Appendix I.

Pre-Clearance and Approval Process

Step 1: Input the details of the proposed transaction into the personal trading system (accessible through the PIMCO Intranet) and follow the instructions.

Step 2: You will be notified whether the proposed transaction is approved or denied.

Time Limits: If the proposed transaction is approved, the approval is valid for the day on which the approval was granted and the following business day, unless you are notified differently by a Compliance Officer. If a Good-until Cancel or Limit Order is not fully executed or filled by the end of the following business day (midnight local time), you must repeat the pre-clearance process.

If the transaction is not executed within the required timeframe or if you seek to transact in a larger amount than the original pre-clearance request, you MUST repeat the pre-clearance process prior to proceeding with the transaction.

[4]

For the avoidance of doubt, Non-Discretionary Accounts and accounts on automated asset allocation platforms must be disclosed and a managed account certification or robo-advised certification, respectively, must be completed in the personal trading system.

[5]	Reference the PIMCO Approved Brokers list on PIMCO’s intranet for the list of Applicable PIMCO Companies.

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b.	Exclusions from Pre-Clearance Requirement for Non-Discretionary Accounts and Certain Automated Transactions

Personal Securities Transactions in Non-Discretionary Accounts and certain automated transactions where neither the Employee nor an Immediate Family Member exercises any investment discretion are excluded from the pre-clearance and approval requirement, including: (i) transactions pursuant to an Automatic Investment Plan (including the Allianz Employee Stock Purchase Plan) and (ii) transactions in Personal Securities Accounts held on automated asset allocation platforms.

For the avoidance of doubt, directed sales or any transaction overriding an Automatic Investment Plan’s predetermined schedule and allocation must be pre-cleared and approved.6 Additionally, voluntary corporate actions must be pre-cleared and approved.

5.	Disclosing Personal Securities Transactions

Employees must report all transactions in their own and their Immediate Family Member’s Personal Securities Accounts (including Private Placements), unless the transaction is subject to an exclusion in Appendix I.

Compliance will receive automated reports for transactions executed in Personal Securities Accounts held at Approved Brokers.

If an Employee or Immediate Family Member maintains (i) Personal Securities Accounts with broker-dealers that are not on the list of Approved Brokers, or (ii) a Beneficial Interest in a Financial Instrument not held in a Personal Securities Account, the Employee must submit quarterly and annual reports via the personal trading system within 30 days of quarter end, unless otherwise approved by a Compliance Officer.

Real Estate Portfolio Persons and Cryptocurrency Portfolio Persons have specific reporting responsibilities described in Section III.B and III.C, respectively.

6.	Obtaining Approval for Activities Outside of PIMCO

Without prior written approval from PIMCO’s General Counsel, the Global Chief Compliance Officer, or their delegate, Employees must not engage in certain activities outside of PIMCO, regardless of whether compensation is received, including: (i) service on a board of directors, including in an advisory capacity, (ii) full- or part-time employment or service for a business organization or non-profit organization other than PIMCO or related to your activities on behalf of PIMCO, (iii) providing financial advice to a private, educational, or charitable organization, (iv) writing a book or periodical for publication7, and (v) serving as an employee, independent contractor, sole proprietor, officer, director or partner or accepting compensation in any form other than from PIMCO or one of its affiliates.

A designated Compliance Officer may approve an outside activity if they determine that an Employee’s service or activities outside of PIMCO would not be inconsistent with the interests of PIMCO and its clients. Factors that may be considered include any remuneration received or proposed to be received as part of the activity, whether the activity or expected time spent is consistent with your duties to PIMCO and its clients, and any other factors deemed relevant in the Compliance Officer’s discretion. Compliance may also stipulate that approval of your participation in the outside activity is subject to specified conditions. Requests to serve on the board of a publicly traded entity will generally be denied.

If approval is granted, Employees are responsible for notifying Compliance immediately if any conflict or potential conflict arises in the course of the outside activity or if the nature of the activity materially changes.

[6]	An employee may adjust future percentage investment allocations in the Allianz Employee Stock Purchase Plan without pre-clearance and approval.
[7]	Finance-related books or periodicals will be subject to additional review, including by PIMCO’s Content Committee.

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B.	What is Prohibited?
1.	Insider Trading

The fiduciary principles of this Code and applicable Securities and Commodities laws prohibit Employees from trading on the basis of material, non-public information (“MNPI”) received from any source or communicating this information to others. This insider trading prohibition applies notwithstanding any applicable pre-clearance exclusions (e.g., in the case of MNPI received with respect to open-end mutual funds advised or sub-advised by PIMCO or its affiliates).8 If you are unsure about whether information is material or non-public, please consult a Compliance Officer and the PIMCO MNPI Policy prior to conducting any trading.

Personal trading requests to purchase or sell any security on the Firmwide Trade Restricted Securities List, or any other applicable Restricted List to which the Employee is subject, will be denied.

2.	Excessive Trading and Market Timing of Mutal Fund Shares

Any excessive or inappropriate trading that, in PIMCO’s view, interfered with job performance or compromises the duty that PIMCO owes to its clients, is not permitted.

In addition, Employees investing in open-end mutual funds are subject to the terms and restrictions in the respective fund’s prospectus, including any restrictions on excessive trading and market timing. Trading shares of an open-end mutual fund in a manner inconsistent with the fund’s prospectus is prohibited.

3.	Certain Trading for a Personal Account in the Same Financial Instrument or Related Financial Instrument as Firm Trading

Employees and their Immediate Family Members are generally prohibited from transacting in a Financial Instrument or a Related Financial Instrument if the gross aggregate market value exposure of the Employee’s and all of the Employee’s Immediate Family Members’ transactions in that Financial Instrument over a 30-calendar day period across all of the Employee’s and their Immediate Family Members’ Personal Securities Accounts exceeds $250,000 for securities in the S&P 500® Index or $25,000 for securities of all other issuers, and either (i)-there is a pending client order in the Financial Instrument or Related Financial Instrument, or (ii) a client has purchased or sold the Financial Instrument or a Related Financial Instrument on that day.

4.	Trading in an Applicable Blackout Period

Employees and their Immediate Family Members may not trade in shares of Allianz SE9 or shares of a PIMCO-advised or sub-advised closed-end fund during a designated blackout period. A list of applicable blackout periods is accessible through the PIMCO Intranet.

5.	Short-Term Trading

If a Personal Securities Transaction is subject to pre-clearance and approval, then Employees and their Immediate Family Members may not engage in any purchase followed by a sale, or any sale followed by a purchase, of the same Financial Instrument within 30 calendar days across all of their Personal Securities Accounts (“30 Day Calendar Rule”), unless subject to an exclusion in Appendix I or otherwise approved by Legal and Compliance.

The date of the first transaction is considered day one, and Employees may not execute a transaction in the opposite direction until day 31.10 This prohibition applies on a last in/first out basis, even if the purchase and sell transactions occur in different accounts.

If a transaction violates the 30 Calendar Day Rule, Employees may be required to reverse the transaction and absorb any losses or disgorge profits greater than or equal to $25 associated with the short-term trade.

Employees who are reporting persons under Section 16 of the Securities Exchange Act of 1934 should refer to Section IV for additional information.

[8]	Non-public information regarding a mutual fund is considered MNPI if such information could materially impact the fund’s net asset value.
[9]	This restriction also applies to the exercise of cash-settled options or any kind of rights granted under compensation or incentive programs that completely or in part refer to Allianz SE.
[10]

Options must have an expiration date that is at least 31 days from the initial purchase or sale date. For avoidance of doubt, employees may trade a different options contract (i.e., different expiration or strike) within 30 calendar days.

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6.	IPOs, ICOs, SPACs

Pre-clearance requests involving Initial Public Offerings, initial coin offerings, and SPACs generally will be denied.

7.	Futures

Investments in Futures, including options on Futures are prohibited.

III.	ADDITIONAL REQUIREMENTS FOR APPLICABLE PORTFOLIO PERSONS

A.	All Portfolio Persons[11]
1.	Pre-Clearance and Approval of non-G-7 Government Securities

Portfolio Persons are required to pre-clear and receive prior approval for purchases and sales of direct obligations of national governments, excluding the G-712, and European Union.

2.	General Blackout Period Restrictions for Portfolio Persons

a.	Prior to a Client Transaction

A Portfolio Person and their Immediate Family Members may not transact in a Financial Instrument prior to, and including, seven calendar days before: (i) the Portfolio Person transacts in the same Financial Instrument or a Related Financial Instrument for a client; or (ii) another Portfolio Person’s transaction in the same Financial Instrument for a client, if the Portfolio Person knows of such other Portfolio Person’s intention to do so.

The blackout period restriction shall apply unless a Compliance Officer provides specific written approval outside of the personal trading system.

Rules for Research Analysts. A research analyst and their Immediate Family Members may not transact in the same Financial Instrument, any other Financial Instrument issued by the same issuer, or a Related Financial Instrument that the research analyst is analyzing for a client account (whether such analysis was requested by another person or was undertaken on the research analyst’s own initiative). This prohibition remains in effect until the research analyst is notified in writing that the Financial Instrument has been selected or rejected for purchase or sale for a client account or until the research analyst obtains permission to transact in the same Financial Instrument, any other Financial Instrument issued by the same issuer or a Related Financial Instrument from a Managing Director supervisor and a Compliance Officer.

b.	Following a Client Transaction

A Portfolio Person and their Immediate Family Members may not transact in a Financial Instrument within three calendar days after: (i) the Portfolio Person transacts in the same Financial Instrument or a Related Financial Instrument for a client; or (ii) another Portfolio Person has transacted in such Financial Instrument or a Related Financial Instrument for a client, if the Portfolio Person knows of such other Portfolio Person’s intention to do so.

The blackout period restriction shall apply unless a Compliance Officer provides specific written approval outside of the personal trading system.

B.	Real Estate Portfolio Person Obligations[13]

1.	Additional Requirements for Reporting and Pre-Clearance of Real Estate Investments

Real Estate Portfolio Persons and their Immediate Family Members must report Real Estate Investments and obtain pre-clearance and prior approval of transactions in Real Estate Investments.

2.	Exceptions to Reporting and Pre-Clearance of Real Estate Investment Transactions

Real Estate Portfolio Persons are not required to report, pre-clear and obtain prior approval for transactions in Real Estate Investments that are not for investment purposes, this includes transactions involving residential

[11]	These requirements do not apply to Cryptocurrency Portfolio Persons in Operations.
[12]	G-7 countries are Canada, France, Germany, Italy, Japan, the United Kingdom, and the United States.
[13]	For purposes of this Section III.B, the term Financial Instrument as it applies to Personal Securities Transactions of Portfolio Persons shall include Real Estate Investment Transactions.

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properties for personal use (e.g., a primary residence or a vacation home)14, as well as loans, advances or gifts to Immediate Family Members to assist in their purchase or maintenance of such properties, are not subject to the pre-clearance or reporting requirements.

In addition, transactions involving one- to four-unit residential properties purchased for investment purposes are not subject to pre-clearance, provided such transactions would not (i) constitute a Security (e.g., an interest in an entity of which you are not a general partner, managing member, or equivalent), or (ii) violate any of your responsibilities under the Code. Such transactions are subject to the reporting requirements, however.

C.	Cryptocurrency Portfolio Person Obligations

The following additional requirements apply to Cryptocurrency Portfolio Persons and their Immediate Family Members.

1.	Additional Requirements for Reporting of Cryptocurrency Accounts

Cryptocurrency Portfolio Persons and their Immediate Family Members must report all Cryptocurrency accounts within the personal trading system and provide quarterly and annual statements of transactions and holdings reports to Compliance within 30 calendar days following each quarter end.15

2.	Additional Pre-Clearance Requirements

Cryptocurrency Portfolio Persons must pre-clear within the personal trade surveillance system and receive approval for all of their own and their Immediate Family Members’ transactions in Applicable Cryptocurrency (including purchases, sales, and conversions between Applicable Cryptocurrency and another asset).

3.	Prohibition on Short-Term Trading of Cryptocurrency

Cryptocurrency Portfolio Persons and their Immediate Family Members are prohibited from executing opposite-way transactions within 30-calendar days in Applicable Cryptocurrency (purchase and sale, sale and purchase, or equivalent conversions). See Section II.B.5 for further details regarding the short-term trading prohibition.

4.	Firm Trading and Blackout Period Restrictions for Personal Transactions in Cryptocurrency

Cryptocurrency Portfolio Persons and their Immediate Family Members must not transact in any Applicable Cryptocurrency:

•	the same day of a PIMCO client trade in an Applicable Cryptocurrency;

•

Prior to, and including, seven calendar days before: (i) the Portfolio Person transacts in the Applicable Cryptocurrency for a PIMCO client account; or (ii) another Portfolio Person has transacted in the Applicable Cryptocurrency for a PIMCO client account, if the Portfolio Person knows of such other Portfolio Person’s intention to do so; and

•

Within three calendar days after: (i) the Portfolio Person transacts in the Applicable Cryptocurrency for a PIMCO client account or (ii) another Portfolio Person has transacted in the Applicable Cryptocurrency for a PIMCO client account, if the Portfolio Person knows of such other Portfolio Person’s intention to do so.

The blackout period restriction shall apply unless a Compliance Officer provides specific written approval outside of the personal trading system.

See Section III.A.2, for further details regarding blackout period prohibitions.

[14]	Personal use means you will occupy the property for more than two weeks a year or for more than 10 percent of the days that it is available for rent.
[15]

A Cryptocurrency Portfolio Persons is responsible for ensuring that all of their Cryptocurrency Accounts are held with a provider that can generate a transactions history report for submission to Compliance.

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IV.	ADDITIONAL REQUIREMENTS FOR REPORTING PERSONS UNDER SECTION 16

Employees are responsible for determining whether they are subject to Section 16 requirements and arranging appropriate filings.

Employees who are reporting persons under Section 16 of the Securities Exchange Act of 1934 are subject to a 6-month holding period with respect to applicable PIMCO-advised or sub-advised closed-end funds and are subject to certain additional requirements (including that they may not short applicable PIMCO-advised or sub-advised closed-end funds and must pre-clear and obtain prior approval for transferring holdings in PIMCO-advised or sub-advised closed-end funds). Please consult a Compliance Officer for more information.

V.	CODE ADMINISTRATION

A.	Authority to Grant Waivers of the Requirements of the Code

A Compliance Officer, in consultation with PIMCO’s General Counsel or the Global Chief Compliance Officer, has the authority to exempt any Employee or any Personal Investment Transaction from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not be against the interests of any client and is consistent with applicable laws and regulations, including Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

B.	Non-Employee Personnel

Certain contractors, advisors, long-term consultants, temporary employees, interns and other individuals associated with PIMCO (“non-employee personnel”) will be subject to this Code based on the individual’s role and responsibilities, among other factors, as determined by Legal and Compliance in consultation with Human Resources and the hiring manager, as appropriate. Non-employee personnel will be notified in the event that they will be subject to the Code. Where determined to be applicable, the obligations of Employees as set forth in this Code shall apply to non-employee personnel, except Section II.A.3.

C.	Annual Report to Boards of Funds that PIMCO Advises or Sub-Advises

PIMCO will furnish a written report annually to the directors or trustees of each fund that PIMCO advises or sub-advises. Each report will describe any issues arising under this Code, or under procedures implemented by PIMCO to prevent violations of this Code, since PIMCO’s last report, including, but not limited to, information about material violations of this Code, procedures and sanctions imposed in response to such material violations, and certify that PIMCO has adopted procedures reasonably necessary to prevent its Employees from violating this Code.

D.	Maintenance of Records

Records will be maintained in accordance with PIMCO’s Records Management Policy and applicable law.

*  *   *

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APPENDIX I - PRE-CLEARANCE, REPORTING, AND 30 CALENDAR DAY RULE REQUIREMENTS AND EXCLUSIONS BY ASSET TYPE

All Financial Instruments are subject to pre-clearance and approval unless specifically excluded below. Please contact your local Compliance Officer with questions.

Asset Type	Do Transactions Require Pre-clearance and Approval?	Is Reporting of Securities Required?[1]	Are Transactions Subject to the 30 Calendar Day Rule?

Equities

Shares of common or preferred stock	Yes	Yes	Yes

Initial Public Offerings (IPOs)(2)	Yes	Yes	Yes

American Depository Receipts (ADRs)	Yes	Yes	Yes

Options & Warrants on equity securities	Yes	Yes	Yes

Bonds

Corporate or Municipal Bonds	Yes	Yes	Yes

Bonds convertible into common stock	Yes	Yes	Yes

Direct obligations of non-G-7(3) national governments for Portfolio Persons	Yes	Yes	Yes

Direct obligations of US Government or other G-7,(3) and European Union national governments for Portfolio Persons	No	Yes	No

Direct obligations of U.S Government or other national government for non-Portfolio Persons	No	Yes	No

Derivatives on any bonds	Yes	Yes	Yes

Exchange Traded Funds

ETFs advised or sub-advised by PIMCO, and single-stock ETFs(4)	Yes	Yes	Yes

Single-cryptocurrency ETFs for Cryptocurrency Portfolio Persons(5)	Yes	Yes	Yes

Single-cryptocurrency ETFs for non-Cryptocurrency Portfolio Persons	No	Yes	No

Derivatives on ETFs	Yes	Yes	Yes

All other ETFs	No	Yes	No

Mutual Funds and Closed-End Funds

Open-end mutual funds advised or sub-advised by PIMCO or an Allianz affiliated entity or unit investment trusts that are exclusively invested in one or more open-end mutual funds that is advised or sub-advised by PIMCO or an Allianz affiliated entity	No	Yes	No

Unit investment trusts that are invested exclusively in one or more open-end mutual funds that are NOT advised or sub-advised by PIMCO or an Allianz affiliated entity	No	No	No

Open-end mutual funds NOT advised or sub-advised by PIMCO or an Allianz affiliated entity	No	No	No

Closed-end mutual funds advised or sub-advised by PIMCO	Yes	Yes	Yes

Closed-end mutual funds NOT advised or sub-advised by PIMCO	Yes	Yes	Yes

Interval funds advised or sub-advised by PIMCO or an Allianz affiliated entity	Yes	Yes	Yes

Interval funds NOT advised or sub-advised by PIMCO or an Allianz affiliated entity	No	Yes	No

Currencies & Commodities

Currencies for investment purposes	Yes	Yes	Yes

Currency futures(6), forwards, swaps, or options thereon	Yes	Yes	Yes

Forex Spot NOT for investment purposes (e.g., to settle an investment transaction)	No	No	No

Physical Currencies (e.g., traveling abroad)	No	No	No

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Asset Type	Do Transactions Require Pre-clearance and Approval?	Is Reporting of Securities Required? [1]	Are Transactions Subject to the 30 Calendar Day Rule?

Currencies & Commodities (cont.)

Commodities for investment purposes	Yes	Yes	Yes

Commodity futures(6), forwards, swaps, or options thereon	Yes	Yes	Yes

Physical Commodities NOT for investment purposes (e.g., for personal use)	No	No	No

Cryptocurrencies (direct transactions) for non-Cryptocurrency Portfolio Persons	No	No	No

Cryptocurrencies (direct transactions) for Cryptocurrency Portfolio Persons (5)	Yes	Yes	Yes

Initial coin offerings (ICOs) (7)	Yes	Yes	Yes

Derivatives on cryptocurrencies	Yes	Yes	Yes

Other

Private placements, hedge funds, private equity, or any other private offering	Yes	Yes	No

Cash equivalents (8)	No	No	No

Real Estate Physical Property (Commercial or 5 or more residential units) for investment purposes for non-Real Estate Portfolio Persons	No	No	No

Real Estate Physical Property (Commercial or 5 or more residential units) for investment purposes for Real Estate Portfolio Persons	Yes	Yes	No

Real Estate Physical Property (1-4 residential units) for investment purposes for Real Estate Portfolio Persons	No	Yes	No

Real Estate Property (personal use)	No	No	No

Any Financial Instrument not referenced above	Yes	Yes	Yes

PIMCO/Allianz Retirement and Investment Account Requirements

Account Type	Do Transactions Require Pre-clearance and Approval?	Is Reporting of the Account and Securities Required?	Are Transactions Subject to the 30 Calendar Day Rule?

PIMCO/Allianz Retirement and Investment Accounts

Charles Schwab Personal Choice Retirement Account within the Allianz 401k	Yes	Yes	Yes

Allianz Employee Stock Purchase Plan (ESPP)	Yes	Yes	Yes

Allianz Executive Deferred Compensation Plan (EDCP)	Yes	Yes	Yes

529 Plan through PIMCO Benefits	No	Yes	No

PIMCO Direct Investment Accounts	No	Yes	No

Fund Invest Accounts through Charles Schwab and Fidelity	No	Yes	No

State Street Global Investor Series	No	Yes	No

(1)	If an investment account has the ability to invest in a reportable security within its investment options, the account is reportable to Compliance via the personal trading system.

(2)	As a general matter, most pre-clearance requests involving IPOs will be denied.

(3)	G-7 countries are Canada, France, Germany, Italy, Japan, the United Kingdom, and the United States.

(4)	As a general matter, most pre-clearance requests involving single-stock ETFs will be denied.

(5)

Cryptocurrency Portfolio Persons are required to report their and Immediate Family Members’ Personal Securities Accounts that hold Applicable Cryptocurrency, pre-clear transactions in Applicable Cryptocurrency, including single-cryptocurrency ETFs on Applicable Cryptocurrency, and abide by the 30 calendar day rule for Applicable Cryptocurrency. Applicable Cryptocurrency is cryptocurrency that PIMCO is trading on behalf of clients. Cryptocurrency transactions include purchases, sales, and conversions between an Applicable Cryptocurrency and another asset.

(6)	Futures, including options on futures are prohibited.

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(7)	Initial coin offerings (ICOs) are prohibited for all employees and their Immediate Family Members.

(8)

Cash equivalents include bank certificates of deposit (“CDs”), bankers acceptances, commercial paper and other high quality, non-sovereign short-term debt instruments (with an original maturity less than one year), including repurchase agreements.

APPENDIX II - OPTIONS TRADING: PRE-CLEARANCE AND 30 CALENDAR DAY RULE

The following chart provides specific guidance on pre-clearance and short-term trading prohibitions for options trading.

Option Trading	Pre-clearance Required	Subject to Short Term Trading Restriction (“30 Calendar Day Rule”)
Purchasing/Selling an Option[16]	Yes

Yes

The option’s expiration date must be greater than 30 days from the date of the option transaction.

An options contract cannot be bought and sold, or sold and bought, within 30 calendar days.

For avoidance of doubt, employees may trade a different options contract (i.e., different expiration or strike) within 30 calendar days.

Involuntary Option Assignment/Exercise of Existing Option Position	No Purchase or sale of underlying Security not directed by the Employee	No The acquisition/disposition of a security resulting from an existing option position via an involuntary assignment/exercise is not subject to the 30 Calendar Day Rule
Directing an Option Exercise of Existing Options Position	Yes To exercise an option, the purchase or sale of the underlying security must be pre-cleared before directing the option exercise

Yes

After the receipt or disposal of the

underlying security due to a directed option exercise, employees are prohibited from executing an opposite way transaction in the underlying security for 30 calendar days

Rolling[17] an Option on All Other Underlying Securities	Yes Pre-clearance of both legs of the transaction is required to roll the option	Yes Other options are not allowed to roll within 30 calendar days (i.e., they are subject to the 30 Calendar Day Rule)

16 Voluntary corporate actions require pre-clearance.

17 The simultaneous closing and opening of an option to extend the expiration or maturity of the initial position to the next available contract period immediately following such expiration or maturity.

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GLOSSARY

The following definitions apply to the capitalized terms used in the Code:

Applicable Cryptocurrency – means cryptocurrency that PIMCO is trading on behalf of clients.

Approved Broker – means a broker-dealer approved by the Compliance Officer. The list of Approved Brokers for each PIMCO location is accessible through the PIMCO Intranet or can be obtained from the Compliance Officer.

Automatic Investment Plan – means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Interest – means when a person has or shares direct or indirect pecuniary interest in accounts or in reportable Financial Instruments. Pecuniary interest means that a person has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, unless specifically excepted by a Compliance Officer, an interest in a Financial Instrument held by: (1) a joint account to which you are a party; (2) a partnership in which you are a general partner; (3) a partnership in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; (4) a limited liability company in which you are a managing member; (5) a limited liability company in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; (6) a trust in which you or an Immediate Family Member has a vested interest or serves as a trustee with investment discretion; (7) a closely-held corporation in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; or (8) any account (including retirement, pension, deferred compensation or similar account) in which you or an Immediate Family has a substantial economic interest. A pecuniary interest (thus, Beneficial Interest) may arise with respect to any Financial Instrument including without limitation those (such as private equity and hedge fund investments) obtained through Private Placements.

Cryptocurrency Account – solely for the purposes of the Cryptocurrency Portfolio Person addendum, means any Personal Securities Account that holds or is expected to hold Applicable Cryptocurrency.

Cryptocurrency Portfolio Person – means any person who directly supports or directs trading in Applicable Cryptocurrency on behalf of PIMCO clients.

Cryptocurrency – means any virtual or digital representation of value, token or other asset in which encryption techniques are used to regulate the generation of such assets and to verify the transfer of assets, which is not a Security or otherwise characterized as a security under the relevant law.

Derivative – means (1) any Futures (as defined below); and (2) a forward contract, a “swap”, a “cap”, a “collar”, a “floor” and an over-the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a Security or an option on an index of Securities, which are included in the definition of “Security”). Questions regarding whether a particular instrument or transaction is a Derivative for purposes of this policy should be directed to the Compliance Officer or his or her designee. For avoidance of doubt, a derivative on a Cryptocurrency is considered to be a “Derivative” for purposes of the Code.

Financial Instrument – means a Security, Derivative, commodity or currency as investment, but does not include Cryptocurrencies. For the avoidance of doubt, futures contracts on Cryptocurrencies are “Financial Instruments” for purposes of the Code.

Futures – means a futures contract and an option on a futures contract traded on a U.S. or non-U.S. board of trade, such as the Chicago Board of Trade or the London International Financial Futures Exchange.

Immediate Family Member– generally means: (1) an Employee’s spouse; (2) any of the following persons sharing the

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same household with the Employee (which does not include temporary house guests): a person’s child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, adoptive relative, or domestic partner; (3) any person sharing the same household with the Employee (which does not include temporary house guests) that holds an account in which the Employee is a joint owner or listed as a beneficiary; or (4) any person sharing the same household with the Employee in which the Employee contributes to the maintenance of the household and material financial support of such person.

Initial Public Offering – means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934. This also includes any non-US equity security offered publicly for the first time in any jurisdiction. Initial Public Offerings excludes fixed-income, preferred, business development companies, registered investment companies, commodity pools and convertible securities offerings.

Non-Discretionary Account – means any account managed by a broker dealer, futures commission merchant, or trustee as to which neither the Employee nor an Immediate Family Member: (1) exercises investment discretion; and (2) receives notice of specific transactions prior to execution.

Personal Securities Account – means (1) any account (including any custody account, safekeeping account, retirement account such as an IRA or 401(k) plan, and any account maintained by an entity that may act as a broker or principal) in which an Employee has any direct or indirect Beneficial Interest, including Personal Securities Accounts and trusts for the benefit of such persons; and (2) any account maintained for a financial dependent. Thus, the term “Personal Securities Accounts” also includes, among others:

(i)	Trusts for which the Employee acts as trustee, executor or custodian;

(ii)	Accounts of or for the benefit of a person who receives financial support from the Employee;

(iii)	Accounts of or for the benefit of an Immediate Family Member; and

(iv)	Accounts in which the Employee is a joint owner or has trading authority.

For the avoidance of doubt, the term “Personal Securities Account” does not include: (1) an account on the U.S. Department of the Treasury’s TreasuryDirect system, so long as the securities purchased through and/or held in such account may only be, or were, purchased through a non-competitive bid process; or (2) any account limited to direct holdings of Cryptocurrencies. For avoidance of doubt, an account that holds Derivatives on Cryptocurrencies would constitute a “Personal Securities Account” for purposes of the Code, and is subject to the requirements of Section II.A.2 above.

Personal Securities Transaction – means transactions in Securities (whether publicly offered or a Private Placement), Derivatives, currencies for investment purposes and commodities for investment purposes, but does not include direct transactions in a Cryptocurrency, except for Cryptocurrency Portfolio Persons as noted in Appendix IV. For the avoidance of doubt, “Personal Securities Transaction” includes Derivatives on a Cryptocurrency.

Portfolio Person – means an Employee who: (1) provides information or advice with respect to the purchase or sale of a Financial Instrument, such as a research analyst; or (2) helps execute a portfolio manager’s investment decisions. This includes Portfolio Managers, Economists, Traders, Portfolio Associates/Trade Assistants, Research Analysts, Portfolio Risk Management, members of Capital Markets team, and Asset Management team.

Private Placement – means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to SEC Rules 504, 505 or 506 under the Securities Act of 1933,

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including hedge funds or private equity funds or similar laws of non-U.S. jurisdictions.

Real Estate Portfolio Person – means a Portfolio Person, employees of PIMCO Prime Real Estate LLC, or any other Employee designated by a Compliance Officer, with respect to PIMCO advised private funds that executes transactions in Real Estate Investment.

Real Estate Investments– means investments involving real estate for an investment purposes and not for personal use (such as, without limitation, purchases, sales, financings or other forms of investments in office, multifamily, retail, commercial, industrial or hospitality properties or interest in real estate services or service providers), either directly or through investments in funds (other than registered investment companies or publicly traded Securities that are otherwise subject to the Code of Ethics), joint ventures, partnerships, limited liability companies, mortgage or mezzanine loans or other Securities (other than publicly traded Securities that are otherwise subject to the Code of Ethics).

Related Financial Instrument – means any Derivative directly tied to the same underlying Financial Instrument, including, but not limited to, any swap, option or warrant to purchase or sell that same underlying Financial Instrument, and any Derivative convertible into or exchangeable for that same underlying Financial Instrument. For example, the purchase and exercise of an option to acquire a Security is subject to the same restrictions that would apply to the purchase of the Security itself.

Securities and Commodities Laws – means the securities and/or commodities laws of any jurisdiction applicable to any Employee, including for any employee located in the U.S. or employed by PIMCO, the following laws: Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds, broker-dealers and investment advisers, and any rules adopted thereunder by the U.S. Securities and Exchange Commission or the U.S. Department of the Treasury, the Commodity Exchange Act, any rules adopted by the U.S. Commodity Futures Trading Commission under this statute, and applicable rules adopted by the National Futures Association.

Security – means any note, stock, treasury stock, security future, security-based swap, bond, debenture, evidence of indebtedness, certificate of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract (e.g., investment in a business), voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security, (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest of instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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